As filed with the Securities and Exchange Commission on January 26, 1996
                                                      Registration No. 33-65511





                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                   FORM N-14
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



Pre-effective Amendment No. 1                  Post-effective Amendment No. ____



                        (Check appropriate box or boxes)


                               AIM FUNDS GROUP
             --------------------------------------------------
             (Exact Name of Registrant as Specified in Charter)


                              11 Greenway Plaza
                                 Suite 1919
                             Houston, TX  77046
               ----------------------------------------------
                  (Address of Principal Executive Offices)
               Registrant's Telephone Number:  (713) 626-1919

Name and Address of Agent for Service:         Copy to:

CAROL F. RELIHAN, ESQUIRE                      MARTHA J. HAYS, ESQUIRE
A I M Advisors, Inc.                           Ballard Spahr Andrews & Ingersoll
11 Greenway Plaza                              1735 Market Street, 51st Floor
Suite 1919                                     Philadelphia, PA  19103
Houston, TX  77046

                                               CONRAD G. GOODKIND, ESQUIRE
                                               Quarles & Brady
                                               411 East Wisconsin Avenue
                                               Milwaukee, WI 53202

    Approximate Date of Proposed Public Offering: As soon as practicable after the Registration Statement becomes effective under the Securities Act of 1933.

    No filing fee is required because Registrant has registered an indefinite number of shares under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940. Registrant will file its notice pursuant to Rule 24f-2 for the fiscal year ending December 31, 1995 on or before February 29, 1996. Registrant is filing a copy of its notice under Rule 24f-2 as an exhibit to this Registration Statement. Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement relates to shares previously registered on Form N-1A (Registration No. 2-27334).


    It is proposed that this filing will become effective on February 25, 1996 pursuant to Rule 488.

            Registrant hereby incorporates by reference herein its initial filing on Form N-14 dated December 29, 1995 (the "Initial Filing"), except that:

1. All references in the Initial Filing to the prospectus of Baird Quality Bond Fund dated January 31, 1995 are hereby replaced with reference to the Baird Quality Bond Fund dated January 22, 1996; and

2. Exhibit 14(b) and Exhibit 17(c) of Item 16 of Part C of the Initial Filing are restated as follows:

        14(b) Consent of Price Waterhouse LLP is filed herewith electronically as Exhibit 14(b).

        17(c) Prospectus of Baird Quality Bond Fund dated January 22, 1996 is filed herewith electronically as Exhibit 17(c).

                                   SIGNATURES


            As required by the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed on behalf of the Registrant, in the City of Houston and State of Texas, on the 26th day of January, 1996.



                                        AIM FUNDS GROUP



                                        By: /s/ Robert H. Graham
                                            ------------------------------------
                                            Robert H. Graham
                                            President and Trustee



            As required by the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration has been signed by the following persons in the capacities and on the dates indicated.






        Signature                              Title                               Date
        ---------                              -----                               ----
/s/ Charles T. Bauer*                          Chairman and Trustee                January 26, 1996
------------------------------
Charles T. Bauer

/s/ Robert H. Graham                           President and Trustee               January 26, 1996
------------------------------                 (Principal Executive Officer)
Robert H. Graham

/s/ Bruce L. Crockett*                         Trustee                             January 26, 1996
------------------------------
Bruce L. Crockett

/s/ Owen Daly II*                              Trustee                             January 26, 1996
------------------------------
Owen Daly II

/s/ Carl Frischling*                           Trustee                             January 26, 1996
-------------------------------
Carl Frischling

/s/ John F. Kroeger*                           Trustee                             January 26, 1996
------------------------------
John F. Kroeger

/s/ Lewis F. Pennock*                          Trustee                             January 26, 1996
------------------------------
Lewis F. Pennock

/s/ Ian W. Robinson*                           Trustee                             January 26, 1996
------------------------------
Ian W. Robinson

/s/ Louis S. Sklar*                            Trustee                             January 26, 1996
------------------------------
Louis S. Sklar

/s/ John J. Arthur*                            Senior Vice President               January 26, 1996
------------------------------                 and Treasurer
John J. Arthur                                 (Principal Financial
                                               and Accounting Officer)




* By Robert H. Graham pursuant to Power of Attorney included on signature page of the Initial Filing.

                                EXHIBIT INDEX


14(b)     Consent of Price Waterhouse LLP is filed herewith electronically as
          Exhibit 14(b).

17(c) Prospectus of Baird Quality Bond Fund dated January 22, 1996 is filed herewith electronically as Exhibit 17(c).